Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Completes $40 Million Credit Facility

ST. LOUIS, MO, December 20, 2010—Stereotaxis, Inc. (NASDAQ: STXS) announced today that the Company has closed on its previously announced $40 million credit facility, which includes a $30 million revolving facility that matures on March 31, 2012 and a $10 million term loan that matures on December 31, 2013.  The new facility was led by Silicon Valley Bank, and replaces the Company’s previous facility that was scheduled to mature in March 2011.

"We are pleased that this new facility allows us to balance our capital structure in a manner that minimizes our cost of capital and equity dilution.  We believe the increased liquidity and financial flexibility provided by this facility should enhance our ability to drive to commercial success with our technology platform that addresses the large and growing heart arrhythmias market," said Mike Kaminski, Chief Executive Officer of Stereotaxis.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.